Exhibit 99.1

PRESS RELEASE

Prothena Reports Fourth Quarter and Full Year 2024 Financial Results, and Provides Financial Guidance and Business Highlights

•Net cash used in operating and investing activities was $47.8 million in the fourth quarter and $150.3 million for the full year of 2024; quarter-end cash and restricted cash position was $472.2 million
•The company expects cash guidance for the full year 2025 net cash used in operating and investing activities to be $168 to $175 million and expects to end the year with approximately $301 million in cash (midpoint)
•Topline results expected in 2Q 2025 from the confirmatory Phase 3 AFFIRM-AL clinical trial of birtamimab in patients with Mayo Stage IV AL amyloidosis being conducted under a SPA agreement with the FDA with a primary endpoint of all-cause mortality (time-to-event) at a statistical significance level of 0.10
•Advanced potential best-in-class Alzheimer’s disease portfolio: Prothena expects to report multiple clinical readouts for PRX012 starting mid-2025 and continuing throughout the year from the ongoing Phase 1 ASCENT clinical trials; partner Bristol Myers Squibb initiated Phase 2 TargetTau-1 clinical trial for BMS-986446 (formerly PRX005)
•Results from Roche’s Phase 2b PADOVA study of prasinezumab suggest a possible clinical benefit in early-stage Parkinson’s disease; Roche will work together with health authorities to determine next steps
•Received $80 million from Bristol Myers Squibb for exclusive global license to PRX019, a potential treatment of neurodegenerative diseases; Phase 1 clinical trial initiated
DUBLIN, Ireland, February 20, 2025-- Prothena Corporation plc (NASDAQ:PRTA), a late-stage clinical biotechnology company with a robust pipeline of investigational therapeutics built on protein dysregulation expertise, today reported financial results for the fourth quarter and full year 2024. In addition, the Company provided business highlights and 2025 financial guidance.
“Prothena’s R&D progress in 2024 was highlighted by continued advancements across our entire protein dysregulation portfolio. From our partnered programs, Roche released topline results from the Phase 2b PADOVA clinical trial which support continued development of prasinezumab for early-stage Parkinson’s disease; Novo Nordisk completed enrollment for the Phase 2 clinical trial evaluating coramitug for ATTR-CM; and Bristol Myers Squibb initiated the Phase 2 clinical trial evaluating BMS-986446, an anti-Tau treatment for Alzheimer’s disease and opted into a partnership for our PRX019 program, currently in Phase 1 development,” said Gene Kinney, Ph.D., President and Chief Executive Officer, Prothena. “We expect 2025 to be a transformative year for Prothena, driven by multiple clinical milestones from our wholly-owned programs. We anticipate topline data next quarter from the confirmatory Phase 3 AFFIRM-AL clinical trial evaluating birtamimab for AL amyloidosis, conducted under a SPA agreement with the FDA with a primary endpoint of time to all-cause mortality at a statistical significance level of 0.10, which has the potential to move Prothena closer to becoming a fully integrated commercial company. We also expect multiple clinical readouts starting mid-2025 and continuing throughout the year from the ongoing Phase 1 ASCENT clinical trials in patients with early Alzheimer’s disease for PRX012. We are committed to developing novel medicines for the millions of people and their families worldwide in critical need of new treatment options for neurodegenerative and rare peripheral amyloid diseases.”
2024 Business Highlights and Upcoming Milestones

Neurodegenerative Diseases Portfolio

Alzheimer’s Disease

PRX012, a wholly-owned potential best-in-class, single-injection once-monthly antibody delivered subcutaneously for the treatment of presymptomatic or early symptomatic Alzheimer’s disease that targets a key epitope at the N-terminus of amyloid beta (Aβ) with high binding potency. The U.S. Food and Drug Administration (FDA) has granted Fast Track designation for PRX012 for the treatment of Alzheimer’s disease.
•Prothena expects to report multiple clinical readouts starting mid-2025 and continuing throughout the year from the ongoing Phase 1 ASCENT clinical trials
•Prothena has currently enrolled approximately 260 patients in the ASCENT clinical trials
•Presented posters at AAIC 2024 and CTAD 2024 highlighting the clinical trial design of the ongoing Phase 1 ASCENT program

BMS-986446 (formerly PRX005), a potential best-in-class antibody for the treatment of Alzheimer’s disease that specifically targets a key epitope within the microtubule binding region (MTBR) of tau, a protein implicated in the causal pathophysiology of Alzheimer’s disease.
•Bristol Myers Squibb continues to enroll the ongoing Phase 2 TargetTau-1 clinical trial in approximately 475 patients with early Alzheimer’s disease; primary completion expected in 2027 (NCT06268886)
•Bristol Myers Squibb is responsible for all development, manufacturing, and commercialization
•Partner Bristol Myers Squibb presented the design of the ongoing Phase 2 TargetTau-1 clinical trial in a poster presentation at AAIC 2024 and an oral encore presentation at CTAD 2024

PRX123, a wholly-owned potential first-in-class dual Aβ/tau vaccine designed for the treatment and prevention of Alzheimer’s disease, is a dual-target vaccine targeting key epitopes within the N-terminus of Aβ and MTBR-tau designed to promote amyloid clearance and block the transmission of pathogenic tau. The FDA cleared the investigational new drug (IND) application and granted Fast Track designation for PRX123 for the treatment of Alzheimer’s disease.
•Continuing to optimize capital allocation across our robust R&D pipeline, Prothena expects to update plans for Phase 1 clinical trial in 2025

Parkinson’s Disease

Prasinezumab, a potential first-in-class antibody for the treatment of Parkinson’s disease that is designed to target key epitopes within the C-terminus of alpha-synuclein and is the focus of a worldwide collaboration with Roche.
•Results reported by partner Roche from the Phase 2b PADOVA clinical trial (NCT04777331) in patients with early-stage Parkinson’s disease missed the primary endpoint but showed a numerical delay in motor progression and positive trends on multiple secondary and exploratory endpoints suggesting possible clinical benefit
•Prasinezumab is being investigated in ongoing Open Label Extensions (OLEs) of the Phase 2 PASADENA and Phase 2b PADOVA clinical trials; both clinical trials are being conducted by our partner Roche
•Roche will continue to evaluate the data and will work together with health authorities to determine next steps
•Data reported by partner Roche from the PASADENA OLE Phase 2 clinical trial showed patients with early Parkinson’s disease continued to show reduced motor and functional progression after four years compared to real-world data; data presented at AD/PD 2024 and published in Nature Medicine
•Data from partner Roche on motor progression in four pre-specified subpopulations from the Phase 2 PASADENA clinical trial published in Nature Medicine

Neurodegenerative Diseases

PRX019, a potential treatment of neurodegenerative diseases in development in collaboration with Bristol Myers Squibb.
•Bristol Myers Squibb obtained the exclusive global license for PRX019 for $80 million; as part of the global license, Prothena will be eligible to receive additional development, regulatory, and sales milestone payments of up to $617.5 million and tiered royalties on net sales
•Prothena has initiated a Phase 1 first-in-human clinical trial to evaluate the safety, tolerability, immunogenicity, and pharmacokinetics of single ascending and multiple doses in healthy adults
•Phase 1 clinical trial expected to complete in 2026

Rare Peripheral Amyloid Diseases Portfolio

AL Amyloidosis

Birtamimab, a wholly-owned potential best-in-class anti-amyloid antibody for the treatment of AL amyloidosis designed to directly neutralize soluble toxic light chain aggregates and promote clearance of amyloid that causes organ dysfunction and failure. Among patients with AL amyloidosis, a rare, progressive, and fatal disease, newly diagnosed individuals with cardiac involvement are at the highest risk for early death. Birtamimab has been granted Fast Track designation by the FDA and has been granted Orphan Drug Designation by both the FDA and European Medicines Agency. A significant survival benefit was observed in the post hoc analysis of birtamimab-treated patients categorized as Mayo Stage IV at baseline in the previous Phase 3 VITAL clinical trial (Blood 2023).
•The ongoing confirmatory Phase 3 AFFIRM-AL clinical trial is being conducted under a Special Protocol Assessment (SPA) agreement with the FDA with a primary endpoint of all-cause mortality (time-to-event) at a statistical significance level of 0.10
•Topline results from confirmatory Phase 3 AFFIRM-AL clinical trial expected in 2Q 2025 (NCT04973137)
•Birtamimab mechanism of action and pharmacological characteristics published in Leukemia & Lymphoma
•Longitudinal Health-Related Quality of Life data (SF-36v2) across domains from the VITAL Phase 3 clinical trial was presented at International Symposium on Amyloidosis 2024

ATTR Amyloidosis

Coramitug (formerly PRX004), a potential first-in-class amyloid depleter antibody for the treatment of ATTR amyloidosis with cardiomyopathy (ATTR-CM) designed to deplete the pathogenic, non-native forms of the transthyretin (TTR) protein, is being developed by Novo Nordisk as part of its up to $1.2 billion acquisition of Prothena’s ATTR amyloidosis business and pipeline.
•Phase 1 clinical trial results for coramitug in patients with ATTR amyloidosis published in Amyloid, the official journal of the International Society of Amyloidosis
•Ongoing Phase 2 signal-detection clinical trial in patients with ATTR-CM is being conducted by Novo Nordisk
•Phase 2 clinical trial has completed enrollment of approximately 99 patients with trial completion expected in 1H 2025 (NCT05442047)

2024 Organizational and Corporate Highlights

•Announced the appointment of Daniel G. Welch to the Board of Directors as Chair of the Board
•David Ford appointed to the newly created position of Chief People Officer, responsible for people, culture, and human resources strategy
•Chad J. Swanson, Ph.D., appointed as Chief Development Officer, responsible for all clinical development and medical functions

Fourth Quarter and Full Year of 2024 Financial Results
For the fourth quarter and full year of 2024, Prothena reported net loss of $58.0 million and $122.3 million, respectively, as compared to a net loss of $67.5 million and $147.0 million for the fourth quarter and full year of 2023, respectively. Net loss per share was $1.08 and $2.27 for the fourth quarter and full year of 2024, respectively, as compared to a net loss per share of $1.26 and $2.76 for the fourth quarter and full year of 2023, respectively.
Prothena reported total revenue of $2.1 million and $135.2 million for the fourth quarter and full year of 2024, respectively, as compared to total revenue of $0.3 million and $91.4 million for the fourth quarter and full year of 2023, respectively. Collaboration revenue from Bristol Myers Squibb for the full year of 2024 was primarily from revenue recognized for the PRX019 Global License Agreement and related development services and revenue from the lapse of material rights for the US Rights and Global Rights for the TDP-43 Collaboration Target that expired unexercised. Collaboration revenue from BMS for the full year of 2023 was primarily from revenue recognized related to their exercise of their option to acquire the exclusive worldwide rights for BMS-986446 (formerly PRX005), and related development services.
Research and development (R&D) expenses totaled $50.2 million and $222.5 million for the fourth quarter and full year of 2024, respectively, as compared to $61.9 million and $220.6 million for the fourth quarter and full year of 2023, respectively. The decrease in R&D expenses for the fourth quarter compared to the same period in the prior year was primarily due to lower clinical trial expenses and lower manufacturing and other R&D expenses. The increase in R&D expenses for the full year of 2024, compared to the same period in the prior year was primarily due to higher clinical trial expenses and higher personnel related expenses; offset in part by lower manufacturing and other R&D expenses. R&D expenses included non-cash share-based compensation expense of $4.7 million and $20.9 million for the fourth quarter and full year of 2024, respectively, as compared to $5.0 million and $19.2 million for the fourth quarter and full year of 2023, respectively.
General and administrative (G&A) expenses totaled $16.8 million and $67.2 million for the fourth quarter and full year of 2024, respectively, as compared to $16.9 million and $61.8 million for the fourth quarter and full year of 2023, respectively. The increase in G&A expenses for the full year of 2024 compared to the same period in the prior year was primarily related to higher personnel related expenses. G&A expenses included non-cash share-based compensation expense of $5.8 million and $25.0 million for the fourth quarter and full year of 2024, respectively, as compared to $6.0 million and $21.7 million for the fourth quarter and full year of 2023, respectively.
Total non-cash share-based compensation expense was $10.5 million and $46.0 million for the fourth quarter and full year of 2024, respectively, as compared to $11.1 million and $40.9 million for the fourth quarter and full year of 2023, respectively.

As of December 31, 2024, Prothena had $472.2 million in cash, cash equivalents and restricted cash, and no debt.
As of February 13, 2025, Prothena had approximately 53.8 million ordinary shares outstanding.

2025 Financial Guidance

The Company expects full year 2025 net cash used in operating and investing activities to be $168 to $175 million and expects to end the year with approximately $301 million (midpoint) in cash, cash equivalents and restricted cash. The estimated full year 2025 net cash used in operating and investing activities is primarily driven by an estimated net loss of $197 to $205 million, which includes an estimated $41 million of non-cash share-based compensation expense.

Conference Call Details

Prothena management will discuss these results and its 2025 financial guidance during a live audio conference call today, Thursday, February 20, 2025, at 4:30 PM ET. The conference call will be made available on the Company's website at www.prothena.com under the Investors tab in the Events and Presentations section. Following the live audio webcast, a replay will be available on the Company's website for at least 90 days.

To access the call via dial-in, please dial +1 (800) 715-9871 (U.S. and Canada toll free) or +1 (646) 307-1963 (international) five minutes prior to the start time and refer to conference ID number 9788564. A replay of the call will be available until February 22, 2024, via dial-in at +1 (800) 770-2030 (U.S. and Canada toll free) or +1 (609) 800-9909 (international), Conference ID Number 9788564.

About Prothena
Prothena Corporation plc is a late-stage clinical biotechnology company with expertise in protein dysregulation and a pipeline of investigational therapeutics with the potential to change the course of devastating neurodegenerative and rare peripheral amyloid diseases. Fueled by its deep scientific expertise built over decades of research, Prothena is advancing a pipeline of therapeutic candidates for a number of indications and novel targets for which its ability to integrate scientific insights around neurological dysfunction and the biology of misfolded proteins can be leveraged. Prothena’s pipeline includes both wholly-owned and partnered programs being developed for the potential treatment of diseases including AL amyloidosis, ATTR amyloidosis with cardiomyopathy, Alzheimer’s disease, Parkinson’s disease and a number of other neurodegenerative diseases. For more information, please visit the Company’s website at www.prothena.com and follow the Company on X (formerly Twitter) @ProthenaCorp.

Forward-Looking Statements
This press release contains forward-looking statements. These statements relate to, among other things, the sufficiency of our cash position to fund advancement of a broad pipeline and completion of our ongoing clinical trials; the continued advancement of our discovery, preclinical, and clinical pipeline, and expected milestones in 2025, 2026, and beyond; the treatment potential, designs, proposed mechanisms of action, and potential administration of PRX012, BMS-986446/PRX005, PRX123, prasinezumab, PRX019, birtamimab, and coramitug/PRX004; plans for ongoing and future clinical trials of PRX012, BMS-986446/PRX005, PRX123, prasinezumab, PRX019, birtamimab, and coramitug/PRX004; the expected timing of reporting data from clinical trials, including multiple clinical readouts starting in mid-2025 and continuing throughout the year from our ongoing Phase 1 clinical trials evaluating PRX012 and topline study results for our Phase 3 AFFIRM-AL clinical trial in 2Q 2025;our anticipated net cash burn from operating and investing activities for 2025 and expected cash balance at the end of 2025; and our estimated net loss and non-cash share-based compensation expense for 2025. These statements are based on estimates, projections and assumptions that may prove not to be accurate, and actual results could differ materially from those anticipated due to known and unknown risks, uncertainties and other factors, including but not limited to uncertainties related to the completion of operational and financial closing procedures, audit adjustments and other developments that may arise that would require adjustments to the preliminary financial results included in this press release, as well as those described in the “Risk Factors” sections of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on November 12, 2024, discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the SEC, and our Annual Report on Form 10-K to be filed with the SEC for our fiscal year 2024. We undertake no obligation to update publicly any forward-looking statements contained in this press release as a result of new information, future events, or changes in our expectations.

PROTHENA CORPORATION PLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited - amounts in thousands except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Collaboration revenue	$2,123	$316	$135,107	$91,320
Revenue from license and intellectual property	—	—	50	50
Total revenue	2,123	316	135,157	91,370
Operating expenses:
Research and development	50,172	61,891	222,519	220,571
General and administrative	16,848	16,940	67,199	61,835
Total operating expenses	67,020	78,831	289,718	282,406
Loss from operations	(64,897)	(78,515)	(154,561)	(191,036)
Other income, net	5,396	7,897	25,631	30,556
Loss before income taxes	(59,501)	(70,618)	(128,930)	(160,480)
Benefit from income taxes	(1,545)	(3,142)	(6,620)	(13,452)
Net loss	$(57,956)	$(67,476)	$(122,310)	$(147,028)
Basic and diluted net loss per ordinary share	$(1.08)	$(1.26)	$(2.27)	$(2.76)
Shares used to compute basic and diluted net loss per share	53,815	53,668	53,772	53,216

PROTHENA CORPORATION PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited - amounts in thousands)

	December 31,
	2024	2023
Assets
Cash and cash equivalents	$471,388	$618,830
Restricted cash, current	—	1,352
Prepaid expenses and other current assets	14,024	19,100
Total current assets	485,412	639,282
Property and equipment, net	3,081	3,836
Operating lease right-of-use assets	10,708	12,162
Restricted cash, non-current	860	860
Other non-current assets	47,047	40,242
Total non-current assets	61,696	57,100
Total assets	$547,108	$696,382
Liabilities and Shareholders’ Equity
Accrued research and development	13,428	14,724
Deferred revenue, current	8,850	—
Lease liability, current	2,610	1,114
Other current liabilities	23,613	41,053
Total current liabilities	48,501	56,891
Deferred revenue, non-current	3,448	67,405
Lease liability, non-current	8,233	10,721
Total non-current liabilities	11,681	78,126
Total liabilities	60,182	135,017
Total shareholders’ equity	486,926	561,365
Total liabilities and shareholders’ equity	$547,108	$696,382

Contacts:

Investors
Mark Johnson, CFA, Vice President, Investor Relations
650-417-1974, mark.johnson@prothena.com

Media
Michael Bachner, Senior Director, Corporate Communications
609-664-7308, michael.bachner@prothena.com